Exhibit 99.2

Third Quarter 2005 Conference Call

Statement of Jim Hartman, Mark Kraus and Jim Mellor

Enpath Medical, Inc.

October 20, 2005

Welcome to the Enpath Medical third quarter, 2005 conference call.  Thank you for joining us today.  I am Jim Hartman, Chairman and Chief Executive Officer of Enpath Medical.  My comments today will contain forward-looking statements that involve risks and uncertainties.  Any number of factors could cause our results to vary from those that may be anticipated by some statements made today.  You should read our press release issued this morning and our SEC filings, specifically our 2004 Annual Report on Form 10-K filed in March 2005, for a listing of some of the factors that could cause results to differ materially.

Joining me on the call today is Mark Kraus, Senior Vice President and Chief Technology Officer and Jim Mellor, Senior Vice President of Sales and Marketing.

During my remarks today I will highlight certain aspects of our third quarter financial results that were not covered in our press release issued this morning.  Jim and Mark will discuss new opportunities the company is pursuing.  I will then provide our outlook and guidance for the remainder of the year.   At the conclusion of my remarks, Mark, Jim and I will be available to answer questions.

Third quarter revenues were $7.7 million, compared to $7.1 million in the third quarter of 2004, a 9% increase.  For the nine months, sales declined 1% to $21.5 million compared to $21.7 million for the same period in 2004.  Sales of delivery systems products increased 2% to $5.4 million in the third quarter when compared to the previous year.  Sales of our core introducer product line increased $100,000 to $4.25 million in the third quarter compared to quarter three of 2004, when we experienced a significant increase over 2003, as a result of the launch of the FlowGuard introducer.  Year to date introducer sales increased $400,000 when compared to the first nine months of 2004.

Sales of our lead technologies product line increased during the quarter from $1.8 million in the third quarter of 2004 to $2.3 million, a 27% increase.  For the nine months, sales were $6.5 million compared to $6.6 million in the first nine months of last year.  Our epicardial steroid lead partner that is distributing the product in Europe has experienced favorable reception of the product and has placed a larger than expected second order for shipment during the remainder of the year and into early next year.  Orders for accessory products from our largest leads’ customer, which significantly reduced orders during 2004 and into earlier this year due to an overstock situation, have increased.  Accessory product sales to this customer also contributed to the improved financial performance in the third quarter and should favorably affect sales for the remainder of the year.  We believe that most of the overstock issues with this customer have now been resolved.

Third quarter gross margins on a consolidated basis were 36.8% compared to 39.7% a year ago. Gross margins on the delivery systems product line declined from 47.4% in the third quarter of 2004 to 39.7% in the third quarter of 2005.  This occurred in part due to our substantial investment in steerable catheter manufacturing capabilities we are establishing in order to meet the anticipated needs of our customers starting in 2006.  Mark will review in a few moments the business developments that are driving this investment.  Margins on the lead technologies product line increased from 17.6% in 2004’s third quarter to 30.2% in the third quarter of 2005.  Most of this improvement was driven by the efficiencies derived from higher levels of sales this year compared to last, along with our elimination of several low margin manufacturing jobs that we had last year.

Our research and development expenditures increased 8.6% during the quarter to $1.2 million compared to $1.1 million in the third quarter last year.  As a percentage of sales, R & D was 15.7% for the quarter in both 2004 and 2005.  In terms of dollars invested in R & D, this was a substantial reduction compared to each of the first two quarters of 2005 when we spent on average nearly  $1.5 million as we pursued the appeal process with the FDA on our epicardial steroid lead.  For the year, research and development expenditures were $4.2 million or 19.5% of sales compared to $3.3 million or 15.2% of sales last year in the first nine months.  Jim will comment further regarding the FDA situation in a moment.

We are also conducting significant R & D work on steerable introducers for our own family of steerable devices for which we have received FDA marketing clearance.  Our announced agreement with Bard EP for an exclusive arrangement to market our steerable device into the electrophysiology field is the initial validation for this investment.  During these past couple of years, we have begun the transition from relatively simple medical devices to far more sophisticated products such as the Myopore Rx lead, FasTac Flex delivery tool and steerable catheters.  Mark will update you on these activities in a moment.

Selling, general and administrative expenses were 15.3% of sales for the quarter, compared to 18.9% in the third quarter of 2004.  In real dollars, these expenses actually declined by $162,000 compared to 2004.  We are extremely cognizant of the need to get back to profitability and these expense reductions are part of our strategy to reach that goal.

As a result we achieved net income of $237,000 or $.04 per diluted share for the third quarter, after two quarters of losses.  For the year we are still in a modest loss position but we are pleased that the trend appears to be moving in a positive direction.

Our cash situation improved during the quarter.  While we had $1.1 million borrowed on our $4 million line of credit at the end of the quarter, we also had $600,000 of cash on hand due to several large receipts arriving at the end of the quarter.  Our operations and accounting people do an excellent job in managing our inventory and receivables, which have remained relatively constant during this year.  Over the past two years we have paid down our term loan by $2 million and we expect to have limited borrowing on our line of credit by year-end.

I’ll now turn the presentation over to Mark and Jim to discuss the product development activities and update you on the FDA situation with our Myopore Rx steroid lead.

Mark Kraus

Over the last quarter we have been diligently working on completing the initial sizes of our proprietary steerable introducers in support of Bard EP’s commercial launch of the product.  During the quarter Bard finished conducting its final market evaluations of the product with much positive feedback and is now poised to begin commercial distribution.  We have started shipping the first size of the product to Bard, and will have the remaining three sizes covered under our exclusive distribution agreement ready for release during the fourth quarter.

Development of the steerable introducer for the placement of a carotid artery stent, our next clinical application for this product platform, started in earnest during the quarter.  The carotid artery stenting market is an ideal application for the steerable introducer due to the fact that a large percentage of the potential patients have very difficult to access vascular anatomy.  The steering feature of the introducer makes accessing these tortuous anatomies significantly easier.  Initial prototypes of the product received strong support and enthusiasm by key opinion leaders in this market segment during two recent clinician-based shows dedicated to this type of clinical procedure.  Based on our current development plan, we expect to start both animal and human evaluation of the product for this application as early as the fourth quarter.

As we have been communicating over the last several quarters, we have adapted our proprietary steerable introducer platform for a number of other OEM customers.  Each steerable catheters was designed to work with a customer’s specific interventional products for its unique clinical applications.  During the quarter, all of the companies placed orders for additional evaluation units as a result of the positive experiences they are having in their human clinical evaluations around the world.  Additionally, because the steerable introducer offers so many obvious advantages for many difficult-to-complete vascular interventions, we have been approached by a number of new companies who are interested in having us adapt the product for their procedures: procedures such as abdominal aortic aneurysm interventions and renal stenting.  We will be evaluating how and when these products can be incorporated into our product development cycle over the next several months.

Our development of the next generation peelable valved introducer also continued during the quarter.  This product is being designed specifically to reduce the potential of an air embolism during the placement of pacing leads.  The product is nearing the final design configuration and we expect it to be ready for commercial release as early as the first quarter of 2006.

In the area of leads and adaptors, we were focused on the completion of a number of contract development projects related to cardiac defibrillation, early detection of heart attacks, cardiac rhythm management, and neurostimulation for pain management.  Because we have a wealth of industry knowledge and unique manufacturing expertise, we have been able to identify and secure development contracts and long term supply agreements for these types of products.

In addition to these contract-developed products, we have been diligently working on our own proprietary designs for a spinal cord stimulation lead and the next generation of our epicardial lead and delivery systems.  In both of these product cases, we have the unique opportunity to combine a proprietary lead technology with our proprietary steerable introducers.  Designing the lead and delivery tool simultaneously will ultimately offer the clinical user the most effective therapeutic device and the most effective and elegant means to deliver it to the desired location.  We are in the final negotiations with an internationally-renowned medical institution to assist us with the next generation epicardial lead and delivery system.  This relationship would not only give us unprecedented access to the leading clinicians in this market, but the institution’s contributions will extend to further improvements and generations of the product and procedure.

As you can see we have been, and will continue to be, extremely busy executing our plans to develop innovative proprietary products as well as capitalize on our expertise in the areas of lead and adaptor development.  Now I’d like to turn the call over to Jim Mellor.

Jim Mellor.

As I stated during the second quarter conference call, the FDA indicated that it was willing to work with us on designing a least burdensome protocol for a human clinical study for the Myopore Rx and MyoDex steroid epicardial leads (Myopore Rx is the steroid epicardial lead brand name used by one OEM partner and MyoDex is the brand name used by the other).  We met with the FDA review team and the Director for the CDRH division at the end of July to discuss our clinical study proposal.  The FDA exhibited a willingness to be flexible in the collection of human clinical data for both our non-steroid and steroid epicardial leads and we reached an agreement in principle on how the study would proceed.  Since that time, we have been discussing these clinical alternatives with our remaining two OEM partners in order to move forward with finalization of the clinical protocol and begin field data collection.  At the same time, we have been collecting retrospective clinical performance information on our non-steroid lead that will serve as the control arm of the study.

Both partners are continuing to analyze this clinical study to determine how it fits with their other initiatives in this field.  If we cannot get commitments from our partners to help us with the clinical study, then we will need to explore other options with the FDA.

As Jim mentioned previously, the Myodex continues to perform well in Europe.  This partner has now asked to evaluate the FasTac Flex implant tool in Europe in order for it to determine a long-term forecast for this device.  That evaluation began last week.  In addition, a key implanting surgeon from Germany presented clinical information on both the MyoDex and FasTac Flex at the Venice Arrhythmia Congress last week.  We believe the momentum is building for both of these new products in markets outside the U.S.

Our other OEM partner’s decision to enter the European market is currently on hold.

We continue to work on product development projects that support the CRM industry’s move to a new quadrapolar, inline connector (IS-4).  These projects remain on track and as I mentioned in the last conference call, we expect these new products to provide us with significant revenue in the second half of 2006.

In addition to our lead contract development and supply projects in neurostimulation, we also have a project underway for a proprietary neurostim lead and delivery system.  We are currently exploring a number of options for commercializing this unique lead system.

Jim Hartman:

Thanks, Jim.  We experienced a pickup in sales in the third quarter from several of our existing customers, especially in our leads product line, and we believe those higher sales levels will continue through the fourth quarter.  Therefore, we now expect sales in the fourth quarter to approximate the $7.7 million level of sales achieved in quarter three, rather than the reduced level we estimated on our last conference call.  With reduced spending related to the FDA appeal, and other expense reduction activities undertaken in the previous quarters, we expect to be profitable in the fourth quarter, although expenses may increase if we agree with the FDA and our partners to commence a least burdensome clinical.

We will be conducting investor meetings in various cities during November and December.  If you have an interest in meeting with us, please contact our investor relations firm, EVC Group at (415) 896-6820.  We are also in the midst of our annual strategic planning activities, which will give us a clearer focus on the opportunities and the strategies that will lead to future growth for the organization.  We expect to communicate our expectations for 2006 once we have completed our planning sessions.

Thank you for listening today.  Mark, Jim and I will answer any questions you may have.